Exhibit 14(a)

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Financial Statements and Experts" and to the use of our report dated December 14, 2001 with respect to Dreyfus Premier Core Bond Fund which is incorporated by reference in this Registration Statement on Form N-14 of Dreyfus Premier Fixed Income Funds.

ERNST & YOUNG LLP

New York, New York
December 28, 2001